Exhibit 10.2

Confidential	Execution Copy
TRANSITION SERVICES AGREEMENT

i

Table of Exhibits

Exhibit A	IT Spaces

Exhibit B	Additional Employees

Exhibit C	Form of Work Order

Exhibit D	Access to Providers’ Information Systems

Exhibit E	Headcount Plan

Exhibit F	Product Volume Plan

Exhibit G	Object Code Licensed Software

Exhibit H	Purchaser Third Party Consents
Table of Schedules

Schedule A	Not Used

Schedule B	Services

Schedule C	Service Levels

Schedule D	Governance

Schedule E	Charges

Schedule F	Migration

ii

TRANSITION SERVICES AGREEMENT
TERMS AND CONDITIONS
     This Transition Services Agreement (this “Agreement”) is made and entered into as of 19 March 2010 and effective as of the Closing Date, by and between:
(1)	Nortel Networks Corporation, a Canadian corporation (“NNC”),
(2)	Nortel Networks Limited, a Canadian corporation (“NNL”),
(3)	Nortel Networks Inc., a Delaware corporation (“NNI”),
(4)	Nortel Networks UK Limited (in administration), a company incorporated in England (Company number 03937799) (“NNUK”), acting by its joint administrators A. R. Bloom, S. J. Harris, A. M. Hudson and C. J. W. Hill of Ernst & Young LLP of 1 More London Place, London SE1 2AF, United Kingdom, who act as agent only of NNUK and without any personal liability whatsoever (collectively, the “UK Joint Administrators”),
(5)	Nortel Networks (Ireland) Limited (in administration), a company incorporated in the Republic of Ireland (Company number 40287) (“NN Ireland”), acting by its joint administrators A. R. Bloom and D. Hughes of Ernst & Young Chartered Accountants of Harcourt Centre, Harcourt Street, Dublin 2, Ireland, who act as agent only of NN Ireland and without any personal liability whatsoever (together with the UK Joint Administrators, the “Joint Administrators”),
(6)	each of the Other Sellers (as defined in the ASA),
(7)	each of the Joint Administrators in their respective capacities as joint administrators of respectively NNUK and NN Ireland only, acting as agent of respectively NNUK and NN Ireland and without any personal liability whatsoever, and
(8)	Ciena Corporation, a Delaware corporation (“Purchaser”),
each a “Party” and collectively, the “Parties”.
     WHEREAS, Purchaser and the Main Sellers (together with the Other Sellers) have entered into the Amended and Restated Asset Sale Agreement, dated November 24, 2009 (the “ASA”), pursuant to which Purchaser has agreed to purchase and the Main Sellers (and those other persons) have agreed to sell that part of the Business carried on by the Main Sellers (and those other persons);
     WHEREAS, Purchaser and the EMEA Sellers (together with certain other persons) have entered into the Asset Sale Agreement, dated October 7, 2009, as amended (the “EMEA ASA”), pursuant to which Purchaser and the EMEA Designated Purchasers designated by the Purchaser have agreed to purchase and the EMEA Sellers (and those other persons) have agreed to sell (subject to the irrevocable offer wording in Schedule 6 to the EMEA ASA) that part of the Business ( as defined in the ASA) carried on by the EMEA Sellers (and those other persons) (the sale of the Business under the ASA and the EMEA ASA is hereinafter collectively referred to as the “Transactions”);
     WHEREAS, Purchaser desires to receive and Sellers (as defined below) have agreed to provide or to cause their Affiliates to provide after the Closing Date (as defined in the ASA) certain transition services related to the Business on the terms and subject to the conditions of this Agreement and as set forth in the Schedules hereto and any subsequent Work Orders (as defined below);
     NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, undertakings and obligations set forth herein and other consideration, the sufficiency and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:
     1. Definitions
     Unless otherwise defined in these Terms and Conditions or the Exhibit and Schedules hereto, any capitalized term used herein shall have the meanings assigned to such term in the ASA. The following capitalized terms used in this Agreement shall have the meanings set forth below:
     “Active Employees” means those Transferred Employees and Additional Employees using the Services and having access to Providers’ systems.
     “Additional Employees” means those employees of Purchaser, a Designated Purchaser or an EMEA Designated Purchaser, other than Transferred Employees, and Business NPWs who require the use of Services in connection with the Business and are either identified on Exhibit B (Additional Employees) or are otherwise individually approved by Sellers, such approval not to be unreasonably withheld or delayed.
     “Administration” means, the administration of each TSA EMEA Seller under the Insolvency Act in accordance with the EC Regulation.
     “Administration Expense” has the meaning set forth in the EMEA ASA.
     “Agreement” has the meaning set forth in the preamble.
     “ASA” has the meaning set forth in the recitals.
     “Assumptions” means (i) those assumptions set forth under the Assumptions section of the relevant Services Schedule or Work Order, and (ii) the assumptions that the actual headcount or product volume will not exceed [*] of the Headcount Plan or Product Volume Plan, respectively.
     “Authorized Workers” has the meaning set forth in Exhibit D (Access to Providers’ Information Systems).
     “Business NPW” means an employee of a third-party contractor to Purchaser who is using the Services and has access to Providers’ Information Systems.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     “Change” has the meaning set forth in Schedule D (Governance).
     “Charges” with respect to any Service means the applicable Fees, Pass Through Expenses, and Purchaser’s share of Segregation and Other Costs.
     “Confidential Information” has the meaning set forth in Section 7(a).
     “Contract Service Providers” means those contractors to Purchaser using the Services and having access to Providers’ Information Systems and identified in Part A of Schedule B (IT Infrastructure Services).
     “Disclosing Party” has the meaning set forth in Section 7(a).
     “Drop Dead Date” has the meaning set forth in Section 2(a)(ii).
     “EC Regulation” has the meaning set forth in the EMEA ASA.
     “EMEA ASA” has the meaning set forth in the recitals.
     “EMEA Designated Purchaser” has the meaning set forth in the EMEA ASA.
     “Excess VAT” has the meaning set forth in Section 4(f)(vi).
     “Equipment Premises” has the meaning set forth in Section 26.
     “Equipment Rooms” has the meaning set forth in Section 26.
     “Fee Principles” means the aggregate of the following cost elements, each without any mark-up, premium or any addition other than administrative cost allocations consistent with Sellers’ internal charging methods as at the Reference Date:
[*]
     “Fees” means those fees set forth in the Fee Schedule and Work Orders.
     “Fee Schedule” has the meaning set forth in Section 5.28 of the Sellers Disclosure Schedule, as such Schedule may be amended from time to time pursuant to Sections 4(a)(v), 4(b), 4(c) and 4(d) and pursuant to the Change procedures set forth in Section 5 of Schedule D (Governance).
     “Financial Performance Escrow” means $15,000,000 of the Transition Services Escrow Amount.
     “Firewall” has the meaning set forth in Section 9(c).
     “Force Majeure Event” means any act of God, fire, flood, storm or explosion; any strike, lockout or other material labor disturbance (other than by employees of the Party or its Affiliates seeking to assert the occurrence of a Force Majeure Event); any industry-wide material shortage of facilities, labor, materials or equipment; any substantial and unforeseen change in applicable

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Law; any riot, war, act of terror, rebellion or insurrection; any industry-wide embargo or fuel or energy shortage; any material interruption in telecommunications, Internet or utilities services; or any other similar event, in each case beyond the reasonable control of a Party and that actually prevents, hinders or delays such Party from performing its obligations under this Agreement, but only to the extent such prevention, hindrance or delay could not have been avoided with reasonable planning for business continuity and disaster recovery, consistent with industry practice.
     “General Service Level Escrow” means [*] of the Transition Services Escrow Amount.
     “Headcount Plan” means those Active Employees and employees of Contract Service Providers projected to use the Services and requiring access to Providers’ systems at the time of such forecast, initially set forth in Exhibit E (Headcount Plan), as amended from time to time in accordance with Section 4(c).
     “Insolvency Act” has the meaning set forth in the EMEA ASA.
     “Interest Rate” means the prime rate published in the Eastern Edition of The Wall Street Journal or a comparable newspaper if The Wall Street Journal shall cease to publish the prime rate.
     “Joint Administrators” has the meaning set forth in the preamble.
     “Loaned Employees” shall mean those employees who shall continue to be employed by the Sellers (other than the TSA EMEA Sellers) subsequent to the Closing pursuant to the Loaned Employee Agreement.
     “Losses” has the meaning set forth in Section 5(a).
     “Migration Services” has the meaning set forth in Section 2(h).
     “NBS Employees” means those employees of Providers engaged in delivering Business Services to Purchaser or a Recipient.
     “NBS Equipment” has the meaning set forth in Section 26.
     “New Service” has the meaning set forth in Schedule D (Governance).
     “NN Ireland” has the meaning set forth in the preamble.
     “NNC” has the meaning set forth in the preamble.
     “NNI” has the meaning set forth in the preamble.
     “NNL” has the meaning set forth in the preamble.
     “NNUK” has the meaning set forth in the preamble.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     “Nortel Retained Businesses” has the meaning set forth in the Intellectual Property License Agreement dated 19 March 2010 between NNL and the Purchaser.
     “Other Sellers” has the meaning set forth in the preamble.
     “Party” or “Parties” has the meaning set forth in the preamble.
     “Pass Through Expenses” means those expenses incurred by Provider to third parties that are either included in the cost elements enumerated below or described with greater particularity in the categories set forth in Annex E3 (Pass Through Expenses) to Schedule E (Charges), or approved in advance by Purchaser. Providers shall pass such expenses on to Purchaser without any mark-up, premium, administrative charge or other addition. The following categories of Pass Through Expenses are approved by the Purchaser:
[*]
     “Performance Standards” means those standards of performance for the Services as set forth in Section 2(f).
     “Permitted Systems” has the meaning given to it in Exhibit D (Access to Providers’ Information Systems).
     “Product Volume Plan” means the estimated volume of product flow through the order-to-cash cycle over the Term at the time of such forecast, initially set forth in Exhibit F (Product volume Plan), as amended from time to time in accordance with Section 4(b).
     “Project” has the meaning given to it in Schedule D (Governance).
     “Provider” means a Seller or its Affiliate providing a Service under this Agreement (whether directly or indirectly by a third party at the direction of such Seller or Affiliate).
     “Provider NPW” means an employee of a third-party contractor to a Provider who is either currently performing or will perform Services.
     “Providers’ Information Systems” has the meaning given to it in Exhibit D (Access to Providers’ Information Systems).
     “Purchaser” has the meaning set forth in the preamble.
     “Purchaser Data” has the meaning set forth in Section 2(i)(i).
     “Purchaser Indemnified Party” has the meaning set forth in Section 5(a).
     “Purchaser Responsibilities” has the meaning set forth in Section 2(b).
     “Purchaser Third Party Consents” means those consents set forth in Exhibit H (Purchaser Third Party Consents).
     “Receiving Party” has the meaning set forth in Section 7(a).

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     “Recipient” means the Purchaser or its Affiliate to whom a Service is provided under this Agreement.
     “Reference Date” means March 1, 2009.
     “Relevant EMEA Seller” has the meaning set forth in paragraph (e) of the definition of Pass Through Expenses.
     “Representatives” has the meaning set forth in Section 7(c).
     “Restricted Access Active Employees” means those Transferred Employees, as determined during the refinement of Services pursuant to Section 5.28 of the Sellers Disclosure Schedule, subject to changes after Closing as reasonably agreed by the Parties, that (i) are permitted to access the Sellers’ Confidential Information, (ii) are individually approved by the Sellers (such approval not to be unreasonably withheld or delayed), and (iii) have individually executed a confidentiality agreement with terms and conditions substantially consistent with those set forth in Section 7 as may be reasonably required by Sellers in order to permit access to particular Sellers’ Confidential Information.
     “Retention Costs” means those costs set forth in the Retention Plan (as such is defined in Section 2(b) of Schedule D (Governance) and paid by Purchaser as part of the Fees in accordance with Section 2(b) of Schedule D (Governance).
     “Sales Tax” has the meaning set forth in Section 4(f)(i).
     “Secondary Proceedings” means any insolvency proceedings opened in accordance with Article 3(3) of the EC Regulation.
     “Segregation and Other Costs” means the amount equal to the sum of the following (in each case to the extent reasonably incurred in and allocable to enabling use of or provision of the Services to the Recipients) and without any mark-up, premium or any addition other than administrative cost allocations consistent with Sellers’ internal charging methods as at the Reference Date:
[*]
     “Seller Indemnified Party” has the meaning set forth in Section 5(b).
     “Seller Third Party Consents” means those Third Party Consents other than Purchaser Third Party Consents.
     “Sellers” means the Main Sellers, the Other Sellers and the TSA EMEA Sellers.
     “Service Coordinators” has the meaning set forth in Schedule D (Governance).
     “Service Credit” means an amount due to Purchaser on account of a Service Shortfall payable as set forth in Sections 2(f)(iii) – 2(f)(iv).

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     “Service Level” means those measurable standards of performance required for certain of the Services and designated as such in Section 2(f)(iv) and Schedule C (Service Levels).
     “Services Shortfall” has the meaning set forth in Section 2(f)(ii).
     “Services” has the meaning set forth in Section 2(a).
     “Services Schedules” means Schedule B (Services).
     “Shortfall Notice” has the meaning set forth in Section 2(f)(ii).
     “Shortfall Services” has the meaning set forth in Section 2(f)(ii).
     “Term” means the period commencing on the Closing Date and terminating on the date on which the last to expire or terminate TSA Periods expires or terminates, but in any event (i) not exceeding twenty-four (24) months from the Closing Date, and (ii) in the case of the TSA EMEA Sellers, not exceeding twelve (12) months from the Closing Date.
     “Terms and Conditions” means this Agreement excluding all Work Orders, Schedules, Exhibits, and Annexes to the Schedules.
     “Third Party Consents” means those consents and licenses from third parties necessary (i) for Sellers to provide the Services to Purchaser under this Agreement without infringing on any third party proprietary right, and (ii) for Purchaser to use the Services in the Business or in support of the Business throughout the Term hereof.
     “Third Party Provisions” has the meaning set forth in Section 15.
     “Transactions” has the meaning set forth in the recitals.
     “Transferred Employees” means the Transferred Employees (as defined in the ASA), the Transferring Employees (as defined in the EMEA ASA) and the Loaned Employees.
     “Transition Services Escrow Amount” means an amount in immediately available funds equal to $30,000,000, to be allocated and distributed in accordance with this Agreement and the Escrow Agreement.
     “TSA EMEA Sellers” means NNUK and NN Ireland.
     “TSA Period” means, with respect to any Service or sub-category of Service, the period of time set forth in the applicable Schedule or Work Order hereto (if any) during which Provider(s) will perform such Service or sub-category of Service, which in the case of Services provided by the TSA EMEA Sellers will not be beyond twelve (12) months from the Closing Date.
     “UK Joint Administrators” has the meaning set forth in the preamble.
     “VAT” has the meaning set forth in the EMEA ASA.

     “Work Order” means the document setting out the terms and conditions of a Change to a Service, including a Project or New Service, as mutually agreed by the applicable Seller and Purchaser, the form of which is attached hereto as Exhibit C.
     2. Services to be Provided
     (a) Services
     Subject to the other provisions of this Agreement, each Seller hereby agrees to provide, or to cause one or more of the Providers to provide:
          (i) the tasks, functions, services and responsibilities set forth in the Services Schedules and in any Work Orders agreed to in writing by the Parties;
[*]
during the Term for the applicable TSA Period, upon the terms and conditions of this Agreement, its Exhibits, Schedules and Work Orders (if any) (collectively, the “Services”), provided that (x) in respect of each TSA EMEA Seller, the Services Schedules set out explicitly each Service which is to be provided by such TSA EMEA Seller and a TSA EMEA Seller shall only be obliged to provide those Services which are so allocated to it and any Migration Services required of it to deliver a Project agreed by the Parties in accordance with Section 2(h), (y) within six (6) months after Closing and with a view to assisting the Purchaser to develop its migration strategy to ensure the stability of the supply of Services to the Purchaser after the first anniversary of the date of this Agreement, the TSA Sellers (other than the TSA EMEA Sellers) will initiate meetings with the Purchaser with a view to assisting them to establish a viable migration strategy for relevant Services, pursuant to which appropriate Migration Services will be identified in accordance with Section 2(h) and Schedule F (Migration), and (z) on the first anniversary of the Closing Date (the “Drop Dead Date”), the TSA EMEA Sellers and the Joint Administrators shall cease to be parties to this Agreement and shall be relieved of any further obligations under this Agreement and any Services to be provided by a TSA EMEA Seller (without prejudice to any claims that have arisen prior to that date). For the purposes of clarity, after the Drop Dead Date, the Sellers (other than the TSA EMEA Sellers) shall likewise have no obligations respecting any Services formerly provided by TSA EMEA Sellers (other than with respect to any Migration Services agreed as aforesaid, respecting any claims that have arisen prior to that date, and as otherwise agreed by the Parties).
     (b) Purchaser Responsibilities
     Unless otherwise expressly agreed in writing by the Parties, the Services shall not include:
          (i) those tasks, functions, services and responsibilities specifically listed and set forth in the “Purchaser Responsibilities” section of the Services Schedules or any Work Orders, including Purchaser’s responsibility to provide all reasonably necessary access to the Assets and EMEA Assets listed in such Purchaser Responsibilities section,

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          (ii) the obligations of the Purchaser pursuant to Section 2(j) (Third-Party Consents and Licenses), and
          (iii) those tasks, functions, services and responsibilities formerly undertaken in support of the Business by Transferred Employees on behalf of Sellers, to the extent that the same are reasonably required for Sellers to perform the Services,
(collectively, the “Purchaser Responsibilities”).
     (c) Seller Responsibilities
     Except for the Purchaser Responsibilities, each Seller is severally responsible for (i) performing all tasks, functions, services, and responsibilities reasonably required to perform the Services (or, in the case of the TSA EMEA Sellers, as reasonably required to perform those Services to be provided by it in accordance with Section 2(a)), and (ii) providing all resources reasonably required for the performance of the Services (or, in the case of the TSA EMEA Sellers, to provide those resources reasonably required for the performance of the Services to be provided by it in accordance with Section 2(a)) in accordance with this Agreement.
     (d) Applicable Laws
     Sellers shall perform the Services, or cause the Services to be performed, in accordance with all applicable Laws, including the Foreign Corrupt Practices Act, 15 U.S.C.A. §§ 78dd-1, et seq., laws addressing the treatment of labor including child labor, environmental laws, and data privacy laws, whether such laws are applicable to Providers or to Recipients (in the latter instance, to the extent such applicable Law and any Changes required thereby is notified to Providers by the Recipients). Notwithstanding anything in this Agreement, no Provider shall be required to take any action (including by providing any Services) that would constitute, or that such Provider reasonably believes would constitute a violation of a court order or applicable Law. For purposes of clarity, neither Party shall construe as a violation of applicable Law Providers’ provision of the Services in the face of claims by nongovernmental Persons that the Services infringe such party’s proprietary rights because either Party failed to obtain a Third Party Consent, except that no Provider shall be required to breach the order of a court or any other governmental authority having jurisdiction.
     (e) Relief from Performance
          (i) Sellers will be excused from a failure to perform a task, function, service, or responsibility under this Agreement in accordance with Section 2(f)(i)(A) only to the extent that Sellers’ performance was:
          (A) dependent upon an Assumption scheduled in the Services Schedules or Work Orders, and such Assumption turns out to be inaccurate,
          (B) dependent upon Purchaser’s performance of a Purchaser Responsibility and Purchaser failed to perform, or performed in a deficient manner, such Purchaser Responsibility, or

          (C) dependent upon Purchaser’s compliance with Section 9 or 26 and Purchaser failed to so comply,
          (ii) Sellers will be excused from a failure to perform a task, function, service, or responsibility under this Agreement in accordance with the relevant standards required by Section 2(f)(i)(B) only to the extent that Sellers’ performance was:
          (A) dependent upon an Assumption schedule in the Services Schedules or Work Orders, and such Assumption turns out to be materially inaccurate,
          (B) dependent upon Purchaser’s performance of a Purchaser Responsibility that Purchaser failed to perform, or performed in a deficient manner, or
          (C) a direct consequence of Purchaser’s material breach of Section 9 or Section 26, provided that, with respect to both Sections 2(e)(i) and 2(e)(ii): (m) Sellers sufficiently promptly (so as not to prejudice the Purchaser) notified Purchaser upon becoming aware of the Purchaser’s failed or deficient performance of the Purchaser Responsibility or that an Assumption is inaccurate, (n) Purchaser did not cure its failed or deficient performance or relieve Provider’s dependency on such Assumption within such a time period so as to reasonably enable Sellers’ performance in accordance with this Agreement, and (o) Sellers establish that the relevant Provider used commercially reasonable efforts to perform its obligations, including by way of workarounds or other means (all in accordance with the Change procedures set forth in Section 5 of Schedule D (Governance)), notwithstanding Purchaser’s failed or deficient performance or the inaccurate Assumption; and provided further that, with respect to both Sections 2(e)(i)(B) and 2(e)(ii)(B), to the extent that the relevant Purchaser Responsibility relates to the obligations of the Purchaser pursuant to Section 2(j) (Third-Party Consents and Licenses), Seller shall be excused under this Section 2(e) only to the extent Sellers are (y) directed by order of a court of competent jurisdiction to cease and desist using an item covered by a Purchaser Third Party Consent, or (z) a third party’s action denies Sellers necessary physical or logical access to an item covered by a Purchaser Third Party Consent, and (respecting both items (y) and (z) herein), Sellers otherwise comply with the requirements of this Section 2(e).
          (iii) For purposes of clarity, except as set forth in Sections 3(d) (Term and Termination), 4(d) (Updates), and 12 (Force Majeure/Delay), this Section 2(e) establishes Sellers’ sole relief from performance of the Services in accordance with Section 2(f)(i) and Schedule C (Service Levels).
     (f) Standard of Performance
          (i) Each of the Sellers shall provide, or cause to be provided, the Services hereunder to the Recipients:
          (A) with the same degree of care and skill with which it performed similar services for the Business in the ordinary course of business on the Reference Date (subject to deviations beyond such Seller’s reasonable control that may be caused by (x) changes in the delivery of Services as a result of the Transaction, or (y) changes in the nature or quality of relationships with third parties arising from the sale of the Business to Purchaser, to the extent such changes exist despite Sellers having used commercially reasonable efforts either to maintain such relationships or, as may be appropriate, to provide reasonable workarounds in respect of any degradation in the same), and in such regard each of the Sellers shall continue to provide such Services to the Business after the Closing Date with the same level of priority relative to other businesses of the Sellers as the Sellers provided such Services to the Business on the Reference Date in the ordinary course, and
          (B) in accordance with the Service Levels as set forth in Section 2(f)(iv) and Schedule C (Service Levels), as they may be amended from time to time in accordance with this Agreement.
          (ii) If the quality or performance of the Services provided hereunder falls below the relevant standard required by Section 2(f)(i) and such deficiency is not otherwise excused herein (a “Services Shortfall”), Purchaser may notify the relevant Service Coordinator in writing of such Services Shortfall (a “Shortfall Notice”), and the relevant Provider shall, within the time specified in the applicable Schedule or, if no time is specified, within a time period that is reasonably appropriate in the circumstances, correct in all material respects such Services Shortfall, create an appropriate workaround, or re-perform in all material respects such Service at the request of Purchaser and at the expense of Seller. Shortfall Notices will specify in reasonable detail the particular error or defect in relation to the performance of the Services and be submitted no more than fifteen (15) days from the date such error or defect was discovered by Purchaser. If a Provider fails to remedy such Services Shortfall as required by this Section 2(f)(ii), Purchaser may escalate the matter for resolution through the dispute resolution process set forth in Section 9 of Schedule D (Governance), and the Provider and Purchaser shall promptly implement any remedy determined in accordance with Section 9 of Schedule D (Governance). To the extent the applicable Schedule does not otherwise provide, if (w) Purchaser notifies Seller of the same Services Shortfall in any two consecutive months, (x) the Services Shortfalls relate to performance in accordance with Section 2(f)(i)(A) and they are material, (y) Sellers do not dispute the existence of such Services Shortfalls in accordance with Section 9 of Schedule D (Governance), and (z) such dispute is not ongoing or resolved in Sellers’ favor, Purchaser may upon ten (10) days’ prior notice to Seller elect to terminate the Services that are the subject of the Services Shortfall (the “Shortfall Services”) and procure such Services instead from a third-party provider or provide the Services itself at Seller’s sole cost and expense; provided always that, Purchaser shall have paid all relevant Charges to Providers in respect of the Shortfall Services and provided further that the cost of Purchaser’s recourse to the aforesaid remedies shall be reasonable in all of the circumstances. Subject to the aforesaid provisos, if Purchaser so elects and it is not commercially practical to receive or self provide, as applicable, only the Shortfall Services, such additional Services as are necessary make the receipt of the Shortfall Services commercially practical may also be procured or self-provided at Seller’s sole cost and expense.
          (iii) Some, but not all, Service Levels have an associated Service Credit payable to Purchaser in the event that Sellers fail to meet the Service Level in an applicable measurement period. In the event that a Services Shortfall relates to a Provider’s failure to comply with a Service Level that includes a Service Credit, Purchaser will be entitled to receive a Service Credit as set forth in Schedule C (Service Levels). If Purchaser believes that it is entitled to a Service Credit, Purchaser may submit notice to the Escrow Agent requesting such Service Credit to be withdrawn from the General Service Level Escrow and delivered to Purchaser in accordance with the Escrow Agreement, with a copy of such notice provided to the Sellers. If the Sellers dispute Purchaser’s entitlement to such Service Credit, Sellers will notify the Escrow Agent and Purchaser of such dispute, and the Parties will resolve such dispute in accordance with Section 9 of Schedule D (Governance); upon the resolution of such dispute, (A) the Parties shall either jointly notify the Escrow Agent of the resolution of such dispute, or (B) either Party may provide the Escrow Agent with reasonable evidence of the disposition of such dispute.
          (iv) Financial Close Service Level and Service Credit
          (A) Subject to the last sentence of this Section 2(f)(iv)(A), at any time in connection with either of Purchaser’s first two quarterly financial close processes that occurs after the Closing Date, in the event that Provider(s) fails to deliver to Purchaser, no later than the [*], materially all the financial data identified in Annex C1 (Quarterly Financial Closing Data Requirements) to Schedule C (Service Levels) or, (provided Purchaser has given reasonable notice thereof) otherwise reasonably required for Purchaser to comply with Purchaser’s SEC quarterly financial reporting requirements, then Purchaser may elect to receive a Service Credit by submitting notice to the Escrow Agent requesting such Service Credit to be withdrawn from the Financial Performance Escrow and delivered to Purchaser in accordance with the Escrow Agreement, with a copy of such notice provided to the Sellers. If Seller’s performance is late, the Service Credit for such failure will be [*]. In the event that the first monthly financial close to occur after the Closing Date is a quarterly close, Purchaser may elect, by giving thirty (30) days’ prior written notice to Sellers, to apply this Section 2(t)(iv)(A) to the second and third quarterly close processes only that occur after the Closing Date.
          (B) If the Sellers dispute Purchaser’s entitlement to escrow amounts under Section 2(f)(iv)(A), Sellers will notify the Escrow Agent and Purchaser of such dispute, and the Parties will resolve such dispute in accordance with Section 9 of Schedule D (Governance); upon the resolution of such dispute, (A) the Parties shall either jointly notify the Escrow Agent of the resolution of such dispute, or (B) either Party may provide the Escrow Agent with reasonable evidence of the disposition of such dispute.
          (C) For purposes of clarity, the amounts that Purchaser may claim under Section 2(f)(iv) are in addition to, and not a part of or in lieu of amounts Purchaser may claim under Section 2(f)(iii), unless and only to the extent that a failure giving rise to a claim under Section 2(f)(iii) had no material impact on the Services other than with respect to Purchaser’s ability to meet its financial reporting obligations.
          (D) Sellers specifically acknowledge and agree that Service Credits and amounts withdrawn from escrow under this Section 2(f) are adjustments to the Charges for the relevant period to reflect the reduced level of, and value of, the Service to Purchaser, and are not an estimate of the loss or damage that may be suffered by Purchaser as a result of Provider(s)’ failure to achieve a Service Level.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     (g) Sellers’ Escrow Draw-Down
          (i) Thirty (30) days after Purchaser’s second (or, third, as may be applicable pursuant to Section 2(f)(iv)(A) above) quarterly close process that occurs after the Closing Date is complete, the Escrow Agent shall pay to Sellers any amounts in the Financial Performance Escrow that Purchaser has not requested under Section 2(f)(iv); thereafter, and upon resolution of all disputes between the Parties regarding Purchaser’s rights to Financial Performance Escrow amounts, as such disputes are resolved in accordance with Section 9 of Schedule D (Governance), the Escrow Agent shall pay to Sellers any remaining amounts in the Financial Performance Escrow.
          (ii) Ten (10) days after delivery of the Providers’ Service Level metrics report for the period ending on the first anniversary of the Closing Date, which report shall include notice from the Provider of the forthcoming draw-down in accordance herewith, if:
          (A) [*] or more has not been paid to Purchaser from the General Service Level Escrow, and
          (B) all disputes brought by Sellers contesting Purchaser’s rights to amounts in the General Service Level Escrow for Services rendered in the first year of this Agreement in accordance with Section 9 of Schedule D (Governance) have been resolved, or, to the extent such disputes remain outstanding, such disputes relate to Service Credits that, in aggregate and if paid to Purchaser, would bring the aggregate paid to Purchaser from the General Service Level Escrow to an amount less than [*], the Escrow Agent shall pay to Sellers an amount equal to [*] minus any amounts either paid to Purchaser from the General Service Level Escrow or under dispute in accordance with Section 9 of Schedule D (Governance).
          (iii) Ten (10) days after delivery of Provider’s Service Level metrics report for the period ending on the second anniversary of the Closing Date (or the date on which the last remaining TSA Period expires or terminates, if such date is earlier than the second anniversary of the Closing Date), which report shall include notice from the Provider of the forthcoming draw- down, the Escrow Agent shall pay to Sellers any amounts in the General Service Level Escrow that Purchaser has not requested under Section 2(f)(iii); thereafter, and upon resolution of all disputes between the Parties regarding Purchaser’s rights to General Service Level Escrow amounts, as such disputes are resolved in accordance with Section 9 of Schedule D (Governance), the Escrow Agent shall pay to Sellers any remaining amounts in the General Service Level Escrow.
          (iv) Notwithstanding anything to the contrary in this Section 2(g), in the event that Purchaser has any unsatisfied claims against Sellers under this Agreement at the time Sellers are otherwise entitled to amounts under this Section 2(g), the Escrow Agent shall not pay to Sellers any amounts from the Transition Services Escrow Amount that would reduce remaining funds in the Transition Services Escrow Amount below the amount of such outstanding claims until such time as the claims are resolved and satisfied; for greater certainty, the Parties agree that such amounts shall exclude any funds withheld under Section 4(e)(ii). For purposes of

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

clarity, the Transition Services Escrow Amount is retained under this Section 2(g)(iv) as security against Sellers’ ability to pay its liabilities (excluding withheld funds under Section 4(e)(ii)), and the Transition Services Escrow Amount is not a limitation of Sellers’ liability or indemnification obligations under this Agreement.
     (h) Migration
     Each Seller shall provide, or cause one or more of the Providers to provide, at any time during the Term, those tasks, functions, and services reasonably requested by Purchaser and determined in accordance with the provisions of Schedule F (Migration) to aid in the migration of the Services to Purchaser or Purchaser’s third-party service provider(s) upon the termination or expiration of any Services (collectively, the “Migration Services”).
     (i) Intellectual Property, Technology, and Data
          (i) Purchaser shall retain all right, title, and interest in and to any data provided to the Sellers or any Provider under this Agreement or in order to receive the benefit of the Services (collectively, “Purchaser Data”).
          (ii) Except as set forth in Section 2(i)(iii) the Parties agree that each Provider or Recipient, as applicable, owns and shall retain sole ownership of its intellectual property, technology and data, including any intellectual property, technology or data (or improvements or modifications to any of the foregoing) created or developed by such Provider or Recipient, as applicable, in connection with the performance of Services hereunder.
          (iii) Purchaser shall retain all right, title, and interest in:
          (A) all business data (as opposed to system administrative data) derived from Purchaser Data,
          (B) any intellectual property created exclusively as a work for hire on a Project basis or as New Services provided exclusively to the Purchaser, and
          (C) all intellectual property created in the course of providing the Services that relates exclusively to the Business and is not used and is not applicable to or intended for use in any of the Nortel Retained Businesses or for any other customers of Providers, whether created by a Recipient, a Provider, or any third party.
          (iv) To the extent necessary to give effect to Sections 2(i)(i) to 2(i)(iii) upon the request of the owning Party, the Recipient or Provider, as applicable, shall promptly, and shall cause its employees, agents and contractors to promptly (a) disclose all information and provide copies of all documents relating to such intellectual property to the owning party, (b) assign all right, title and interest in any such intellectual property to the owning party, and (c) execute such documents and do such other acts as the developing party may reasonably request in relation to such intellectual property.

          (v) If the receipt or provision of the Services hereunder requires the use by the Provider or Recipient, as applicable, of the intellectual property, technology or data of the Recipient or Provider, as applicable, then the Recipient or Provider hereby grants such Provider or Recipient, as applicable, a non-exclusive, royalty-free right to use such intellectual property, technology and data for the sole purpose of, and only to the extent and duration necessary for, the use, receipt or provision of the Services hereunder, pursuant to the terms and conditions of this Agreement, including Section 7.
          (vi) Provider hereby grants Purchaser a perpetual, irrevocable, non-exclusive, royalty-free license to use, solely for Recipients’ internal use in the Business, any intellectual property created by Providers between the date of execution of the ASA and the expiration or termination of the Term in support of or during the course of performing the Services, to the extent that Providers have rights in the same, and to the extent the same has been integrated by Providers into the Business. The Parties agree that any trade secrets and patentable processes which are not publicly available, and which are the subject of the license granted in this Section 2(i)(vi) constitute Confidential Information and will be treated as such in accordance with Section 7.
          (vii) Provider hereby grants Purchaser a perpetual, irrevocable, non-exclusive, royalty-free license to use, in object code form only, those software tools (excluding any patent or trademarks) listed in Exhibit G (Object Code Licensed Software) and that have been integrated by Provider into the systems of the Business during the Term in connection with the receipt of Services, solely for Recipient’s internal use and solely in connection with the operation of the Business; provided that the Recipient shall not modify such Software and shall not use such Software in a manner that could reasonably cause such Software to be subject to any GNU General Public License or any similar freeware or open source license.
          (viii) Except as expressly provided herein, Provider shall not be obligated under this Agreement to provide any software updates or support.
          (ix) Seller reserves all rights and licenses not expressly granted in this Agreement, and nothing in this Agreement shall be construed as implying or giving rise to any implied pant or license of any right not expressly set forth in this Agreement.
     (j) Third-Party Consents and Licenses
          (i) The parties acknowledge that receipt of the Services, including access to the Permitted Systems, requires Third Party Consents. Accordingly, Providers, to the extent of their legal right so to do, if any, hereby grant to Purchaser a sublicense under the rights Providers may have, if any, in such third-party software, but only to the extent necessary to enable Recipients to receive the Services as provided herein and only for such purpose.
[*]
     (k) Personnel and Contractors
     Except as set forth in Sections 2 and 3 of Schedule D (Governance), and subject to their obligation to provide the Services in accordance with the standards of performance set forth in

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 2(f), each Provider will have the right, in its sole discretion, to (A) designate which personnel or third-party contractors or service providers it will assign to perform Services, and (B) remove and replace such personnel or third-party contractors or service providers at any time.
     3. Term and Termination
[*]
     (e) This Agreement will expire with respect to any Service, unless previously terminated pursuant to this Section 3, at the end of the applicable TSA Period. Any termination of this Agreement with respect to any individual Service shall not terminate the Agreement with respect to any other Service then being provided hereunder. In any event, this Agreement shall expire in its entirety at the end of the Term.
     (f) Notwithstanding any provision contained herein to the contrary, the TSA EMEA Sellers and the Joint Administrators shall, without prejudice to the continuing obligations of any other Seller under this Agreement, be relieved of any further obligations under this Agreement (without prejudice to (i) any accrued obligations of the TSA EMEA Sellers, (ii) any accrued rights of the Purchaser, or (iii) any accrued Liabilities in relation to any obligations to have been carried out by the TSA EMEA Sellers, in each of (i), (ii) or (iii) prior to the Drop Dead Date) no later than that date that is twelve (12) months following the Closing Date.
[*]
     4. Fees; Invoicing; Taxes
     (a) Charges
          (i) Schedule E (Charges) sets forth all Charges payable by Purchaser for the Services; such amounts, together with Charges payable in association with Changes and Work Orders, collectively constitute the Charges payable for the Services. If a function, task, responsibility, or expense is part of the Services, but no Charges for such are set forth in the applicable Services Schedule or Work Order, then Provider(s) must nevertheless perform such function, task, or responsibility, or incur such expense without a separate charge hereunder; Purchaser shall not be liable for any other charges or fees under the Agreement.
          (ii) Schedule E (Charges) and its Annexes shall include a non-binding estimate of the Segregation and Other Costs. Purchaser will pay on Closing in accordance with Sellers’ direction, the amount that shall represent [*] of all Segregation and Other Costs incurred by Providers after the date of the ASA up to Closing; provided however that such amount, together with [*] of all Segregation and Other Costs (excluding those costs set out in paragraph (d) of the definition of Segregation and Other Costs) incurred by Providers after the Closing Date, which Purchaser shall pay as Charges from Provider, shall not represent more than an aggregate total of [*] (excluding those costs set out in paragraph (d) of the definition of Segregation and Other Costs). For clarity, the cost of any audit conducted pursuant to Section 7(c)(i) or 7(c)(ii) of Schedule D (Governance) shall be treated as a Segregation and Other Cost.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          (iii) Except for Segregation and Other Costs, which may commence on the date of the ASA (but shall not be payable until on or after the Closing), Charges payable under this Agreement shall commence on the first calendar day after the Closing Date. Charges payable under Work Orders shall commence on the effective date of the applicable Work Order.
          (iv) In the event that Purchaser issues a purchase order or other similar documentation in connection with the ordering of Services, any terms, conditions, limitations, assumptions or the like in such documentation shall be of no force or effect to the extent they conflict with, limit, expand, or otherwise impact the interpretation of any provision of this Agreement. Similarly, the Parties intend that if the invoices issued by the Sellers or a Provider contain any terms, conditions, limitations, assumptions, or the like, they shall be of no force or effect to the extent they conflict with, limit, expand, or otherwise impact the interpretation of any provision of this Agreement.
          (v) In the event that a Services Schedule or Work Order, or any portion thereof, is terminated or expires in accordance with Section 3, the Charges shall be reduced to reflect such termination or expiration.
          (A) If such terminated or expired Services constitute a line item cost or collection of line item costs in the Fee Schedule, then the Charges shall decrease by an amount equal to such line item(s) as of the date of such expiration or termination.
          (B) To the extent the terminated or expiring Services constitute a portion of a line item cost in the Fee Schedule, Provider(s) will provide Purchaser with an estimate of proposed changes to the Charges in accordance with Section 5(c) of Schedule D (Governance), taking into consideration Purchaser’s reasonable comments and objections; the Parties shall resolve any dispute as to the appropriate change to the Charges in accordance with Section 9 of Schedule D (Governance).
     (b) Review for Change in Product Volume
     If, at any time during the Term, Purchaser revises the Product Volume Plan such that the revised plan deviates from the last Product Volume Plan expressly approved by the Parties (as indicated by being attached hereto or as subsequently revised in accordance with Section 5 of Schedule D (Governance)) by [*], then in accordance with Section 5 of Schedule D (Governance), Provider will propose to Purchaser Changes to the Services, if any, necessary to accommodate such revised volume and the changes in Charges for the Services and Service Levels, if any, that will result from such revised volume. Purchaser may elect to accept such proposed Changes, advise Provider of any reasons for disagreement with Provider’s proposal, or revise the plan (in which latter case Provider will update its proposal in this Section 4(b) if the revised Product Volume Plan still deviates from the prior Product Volume Plan by more than [*]). If Purchaser accepts the Changes, the Parties will revise the Fee Schedule as provided in the Change Control Procedures set forth in Section 5 of Schedule D (Governance).
     (c) Review for Change in Headcount
     If, at any time during the Term, Purchaser revises the Headcount Plan such that the revised plan deviates from the last Headcount Plan expressly approved by the Parties (as

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

indicated by being attached hereto or as subsequently revised in accordance with Section 5 of Schedule D (Governance)) by [*], then in accordance with Section 5 of Schedule D (Governance), Provider will propose to Purchaser any Changes to the Services, if any, necessary to accommodate such revised Headcount Plan and the Changes in Charges for the Services and Service Levels, if any, that will result from such revised headcount. Purchaser may elect to accept such proposed Changes, advise Provider of any reasons for disagreement with Provider’s proposal, or revise the forecast (in which latter case Provider will update its proposal in this Section 4(e) if the revised Headcount Plan still deviates from the prior Headcount Plan by more than [*]). If Purchaser accepts the Changes, the Parties will revise the Fee Schedule as provided in the Change Control Procedures set forth in Section 5 of Schedule D (Governance).
     (d) Updates
     Purchaser shall update both the Product Volume Plan and Headcount Plan every quarter during the Term. Purchaser shall further revise the relevant plan promptly if actual headcount or volume exceeds the then-current plan by more than [*]. In such circumstances, Sellers shall use commercially reasonable efforts to support actual headcount and volume increases (it being understood that efforts to address excess volume and headcount are not commercially reasonable to the extent that they jeopardize Sellers’ ability to comply with the Service Levels set forth in Section 2(f)(iv) (Financial Close Service Level and Service Credit)). Except for the Service Levels required by Section 2(f)(iv), the Parties acknowledge and agree that the relevant Performance Standards required by Section 2(f)(i) and Charges shall be adjusted by agreement of the Parties, with retrospective effect, to accommodate the reasonable impact of such unforeseen changes in headcount or volume and the consequences of any resulting Changes on the Services, the Charges, and associated Service Levels. If the relevant Parties fail to agree on revisions to plans necessitated as aforesaid, the Parties hereby empower any arbitrator appointed in accordance with the dispute resolution process set forth in Section 9 of Schedule D (Governance), to make such revisions as may be commercially reasonable. For purposes of clarity, Sellers shall meet the Service Levels set forth in Section 2(f)(iv) (Financial Close Service Level and Service Credit), and be liable for associated Service Credits, regardless of the actual headcount or volume serviced during the relevant period. For purposes of clarity, Purchaser may make a claim against the General Service Level Escrow for perceived Service Level failures within the time frames set forth in Section 2(f)(iii) for any period affected by the update process in this Section 4(d), but may not draw down from the General Service Level Escrow until after any adjustment provided for above has been settled in accordance with this Section 4(d).
     (e) Invoices
          (i) Sellers shall provide Purchaser a consolidated invoice for all Services on a monthly basis in arrears. Such invoice shall be of such form and detail as to be reasonably acceptable to Purchaser, provided that the Purchaser agrees that it shall be constituted by multiple invoices from certain Providers, including each of the Main Sellers and the TSA EMEA Sellers, directed to the Recipients receiving Services delivered by those Providers (or by other Providers on whose behalf they are collecting payment) at the address specified in Section 4(a)(vii). Invoices will include reasonable documentation on allocation of Pass Through Expenses. Notwithstanding the preceding sentences, it is agreed that a Recipient shall be entitled to promptly receive from a Provider, and a Provider shall be entitled to issue to a Recipient, any

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

invoices necessary (including VAT invoices) for the relevant Recipient (or the relevant Provider) to comply with its obligations or to claim any refund or credit from a Tax Authority, in each case under applicable Tax Law.
          (ii) Subject to Section 4(a)(v), Purchaser shall pay, or cause the appropriate Recipient to pay, all Invoices issued pursuant to Section 4(a)(i) which relate to Fees, the Purchaser’s share of Segregation and Other Costs and Pass Through Expenses (other than those which relate to freight charges) within thirty (30) days following the date of the applicable invoice.
          (iii) At the beginning of each month the Seller will invoice the Purchaser for Pass Through Expenses (other than those which relate to freight charges) it paid on behalf of the Purchaser in the previous month. The Purchaser shall implement commercially reasonable procedures designed to cause invoices issued pursuant to this section to be paid, subject to Section 4(a)(v), within ten (10) days following the date of the applicable invoice. Such efforts shall include configuring Purchaser’s accounts payable system to schedule the payment of such invoices on such basis. No failure to make a payment in accord with the accelerated schedule set forth in this Section 4(a)(iii) shall constitute a default or breach of this Agreement.
          (iv) For Pass Through Expenses related to freight charges, each of Nortel Networks Inc. and Nortel Networks UK Limited shall on Monday each week provide Purchaser with a weekly estimate, via e-mail, of the freight charges to be paid on behalf of Purchaser that week with agreed-upon supporting documentation, and Purchaser shall pay such estimated amounts so that Nortel Networks Inc. and Nortel Networks UK Limited (as the case may be) receives payment accordingly by 5:00pm (local time) on Friday that week (or, if such Friday is not a Business Day, by 5:00pm (local time) next Business Day). Each invoicing Provider, other than Nortel Networks Inc and Nortel Networks UK Limited, shall issue monthly an aggregate and consolidated freight invoice to Purchaser which invoice shall be payable in accordance with the provisions of Section 4(e)(iii); Nortel Networks Inc. and Nortel Networks UK Limited shall issue monthly aggregate and consolidated freight invoices which invoices shall show amounts paid in respect of weekly freight invoices that month and shall set out the true-up adjustment payments necessary to reconcile any differences between that month’s accumulated weekly payments and the actual freight Pass Through Expenses for such month; the relevant Parties shall pay such true-up payments in accordance with the provisions of Section 4(e)(iii).
          (v) [*].
          (vi) All amounts referenced in this Agreement, and all amounts invoiced and paid under this Agreement, shall be in U.S. dollars, save that (i) invoices issued by NNUK shall be issued and paid in pounds sterling, (ii) invoices issued by NN Ireland shall be issued and paid in euros and (iii) the Parties may mutually agree and specify in invoices alternative currency arrangements.
          (vii) Unless otherwise directed by Purchaser in writing, Sellers shall deliver all invoices under this Agreement to Ciena Corporation, Accounts Payable (NBS), 1201 Winterson Road, Linthicum, Maryland 21090 or, for freight invoices to be delivered by email, to NBSFreightInvoices@ciena.com with a copy to jdonley@ciena.com.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          (viii) Unless otherwise directed by Sellers in writing, Purchaser shall pay all amounts in accordance with the payee details set out on each invoice.
     (f) Taxes
          (i) Except as otherwise provided below in Section 4(f)(iii) and (v), charges for Services are exclusive of Taxes, and in particular (without limitation) are expressed to be exclusive of VAT. If the provision of Services is subject to or would give rise to or gives rise to any sales Tax, use or service Tax, excise Tax, VAT, goods and services Tax or any other, similar Tax (together, a “Sales Tax”), then the applicable Recipient shall:
          (A) where the provision of Services is subject to VAT in the European Union and the liability to account for such VAT to a Tax Authority is a liability of a Provider, in addition to the fee payable for the provision of such Services, pay to the relevant Provider a sum equal to the amount of such VAT (but for the avoidance of doubt excluding any interest or penalties thereon) upon the relevant Provider delivering an appropriate valid VAT invoice to the applicable Recipient;
          (B) where the provision of Services is subject to VAT in the European Union and the liability to account for such VAT to a Tax Authority is a liability of the Recipient (whether under section 8 of the United Kingdom Value Added Tax Act 1994 or similar or equivalent provisions in any member state of the European Union or elsewhere), the Purchaser shall or shall procure that the Recipient shall promptly account for all applicable VAT to the relevant Tax Authority;
          (C) in respect of any VAT not described in Section 4(f)(i)(A) and (B), account for any such VAT directly to the applicable Tax Authority or, if such VAT is payable by, or is to be collected by, a Provider, shall pay the Provider such amount of VAT as is due (but for the avoidance of doubt excluding any interest or penalties thereon) upon the relevant Provider delivering an appropriate valid VAT invoice to the applicable Recipient; and
          (D) in respect of any such Sales Taxes other than VAT, pay the amount of any such Sales Taxes directly to the applicable Tax Authority or, if such Sales Taxes are payable by, or are to be collected by, a Provider, shall pay the Provider such amount of Sales Taxes as is due. Such Provider shall identify any such Tax as a separate line item on each invoice, unless Taxes are required under the Law of the relevant jurisdiction to he included in the price. Upon request from a Provider, a Recipient shall submit to such Provider an original receipt (or such other evidence as shall be reasonably satisfactory to such Provider) evidencing the payment of Taxes by the Recipient to the applicable Tax Authority under this Section 4(f)(i)(D).
          (ii) A Recipient and a Provider will cooperate reasonably with one another to reduce or eliminate, or maximize the potential for the refund or recovery of, any applicable Sales Taxes to the extent allowed under applicable law, including through the provision by either Party to the other Party any certification, form, legally valid invoice or other documentation reasonably requested by such other Party to allow for such reduction, elimination, refund or recovery of such Sales Taxes, provided that, this clause shall not apply to a TSA EMEA Seller to the extent that the provisions of this Section 4(f)(ii) are inconsistent with the provisions in Clauses 11.20.3 and 11.20.4 of the EMEA ASA when read together with the exclusions to those provisions in Clause 11.20 (A) to (G) of the EMEA ASA
          (iii) If any Taxes, other than Sales Taxes, are required to be deducted or withheld under applicable law from any payments made by a Recipient to a Provider hereunder, then such Recipient shall withhold the required amount and promptly pay such Taxes to the applicable Tax Authority. The amounts withheld pursuant to this Section 4(f)(iii), except to the extent a Gross-Up Amount is paid with respect to such amounts under Section 4(f)(v), shall be treated for all purposes of this Agreement as having been paid to the relevant Provider in respect of whom such deduction and withholding was made by such Recipient.
          (iv) A Recipient and a Provider will cooperate reasonably with one another to reduce or eliminate any applicable withholding taxes to the extent allowed under applicable Law. Without prejudice to the generality of the foregoing sentence, the Provider shall provide to Recipient (and/or file with a Tax Authority as appropriate under applicable Law) any certification, form or other documentation (appropriately completed) that it is legally entitled to provide (or file) and which under applicable law would reduce or eliminate any requirement of the Recipient to deduct or withhold Taxes from payments made to the Provider under this Agreement, provided for the avoidance of doubt that no Gross-Up Amount shall be required to be paid under Section 4(f)(v) hereof to the extent that any Provider fails to comply with its obligation under this sentence.
          (v) In the event Taxes, other than Sales Taxes, are withheld by the Recipient from any payment for Services hereunder, then after the filing of the tax return for the taxable year in which the relevant payment was made by the relevant Provider or the tax group of which such Provider was a member (such tax group, the “Provider Group”), an officer of the relevant Provider or, if applicable, the Provider Group, shall be entitled to deliver to the withholding Recipient a written certification representing to the withholding Recipient whether and to what extent the taxes withheld from payments for Services during such taxable year were creditable or deductible against taxes to be paid by such Provider or, if applicable, such Provider Group for such year and the extent to which they were not (the “Creditable Amount” and the “Un-creditable Amount”, respectively), together with supporting information reasonably necessary to permit the confirmation of the degree of creditability or deductibility asserted and a calculation of the “Gross-Up Amount” (as defined below) (the “Withholding Tax Information Certificate”). In the case in which the relevant Provider or, if applicable, the relevant Provider Group has more tax attributes available to it than necessary to reduce taxes payable to zero in any given tax year in which any taxes are withheld under this Section 4(f)(v), the order of deemed use of such attributes shall be determined by applicable law to the extent it so provides and otherwise by using the credit for tax withheld under this Section 4(f)(v) ratably by value with other tax attributes available to reduce taxes payable. If the withholding Recipient disagrees with the calculation of the Creditable Amount, Un-creditable Amount or Gross-Up Amount, it shall notify the relevant Provider of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after their receipt of the Withholding Tax Information Certificate. In the event that the withholding Recipient does not provide such a notice of disagreement within such thirty (30) day period, it shall be deemed to have accepted the

Withholding Tax Information Certificate and the calculation of the Creditable Amount, Un-creditable Amount or Gross-Up Amount delivered by the relevant Provider, which shall be final, binding and conclusive for all purposes hereunder and shall be treated as a final determination made on the day falling immediately after the end of such thirty (30) day period. In the event any such notice of disagreement is timely provided, the relevant Provider and Recipient shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Creditable Amount, Un-creditable Amount or Gross-Up Amount. If, at the end of such period, they are unable to resolve such disagreements, then the Independent Auditor as arbitrator (or such other independent accounting firm of recognized national standing as may be mutually selected by the Provider and the Recipient) (the “Accounting Arbitrator”) shall resolve any remaining disagreements. The Accounting Arbitrator shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Accounting Arbitrator, only with respect to the remaining disagreements submitted to the Accounting Arbitrator, whether and to what extent (if any) the Creditable Amount, Un-creditable Amount or Gross-Up Amount require adjustment. The fees and expenses of the Accounting Arbitrator shall be paid by the Provider and the Recipient equally. The determination of the Accounting Arbitrator shall be final, conclusive and binding on the Parties. The date on which the Creditable Amount, Un-creditable Amount and Gross-Up Amount is finally determined in accordance with this Section 4(f)(v) is hereinafter referred as to the “Determination Date.” Within 10 business days of the Determination Date, the withholding Recipient shall pay to the relevant Provider by wire transfer of immediately available funds the Gross-Up Amount. For purposes of this Section 4(f)(v), the “Gross-Up Amount” shall mean such additional amounts so that the net amount actually received by the Provider that was subject to the withholding or deduction is equal to (i) the amount that such Provider would have received had no such withholding or deduction been required minus (ii) the Creditable Amount. In the event that in any taxable year subsequent to the year in which any amount is withheld from payment by a Recipient hereunder all or any portion of any amount withheld that was previously an Un-creditable Amount becomes creditable against taxes, then the relevant Provider who previously received a payment pursuant to this Section shall refund to the withholding Recipient the Gross- Up Amount attributable to the newly creditable amount.
          (vi) Where any adjustment is made to the price or charge for a Service subject to VAT after an invoice has been issued, then either (i) the applicable Recipient shall pay to the applicable Provider an amount equal to any additional VAT that becomes due to be accounted for by the relevant Provider to a Tax Authority as a result of such increase, with payment to be made by the applicable Recipient upon the relevant Provider delivering an appropriate valid VAT invoice to the applicable Recipient (where the price or charge is adjusted upwards) or (ii) the applicable Provider shall issue a valid VAT credit note or equivalent to the applicable Recipient in respect of the adjustment (where the price or charge is adjusted downwards) and to the extent any Excess VAT is actually recovered and retained by a Provider (it being the obligation of any Provider having received Excess VAT and accounted for such Excess VAT to a Tax Authority to use reasonable efforts to seek a refund or a credit) or is creditable by a Provider (or a VAT group of which a Provider is a member) against any VAT liability, pay such Excess VAT to the relevant Recipient, and for the purposes of this Section 4(f)(vi), “Excess VAT” means the VAT actually paid (after deducting any previous refund under this Section 4(f)(vi)) by the Recipient that would not have been payable had the price or charge for the

Service at all times reflected the relevant adjustment, provided that no payment shall be due under this Section 4(f)(vi) from a Provider where any part of the consideration (inclusive of VAT) payable pursuant to the invoice which is subject to adjustment under this Section 4(f)(vi) remains outstanding.
     5. Indemnity and Disclaimer of Warranty
[*]
     (f) Notwithstanding anything herein to the contrary, no Person may first make any claim under this Agreement more than sixty (60) days after the termination or expiration of the Term.
     (g) [*]
     (h) In the event that Sellers are finally determined by an arbitrator or court of competent jurisdiction to be liable to Purchaser for funds under this Agreement, Purchaser shall have the option of withdrawing such amount from the Transition Services Escrow Amount (subject to the limitations in Section 2(g)(iv)), to the extent such liabilities remain unsatisfied despite Purchaser’s reasonable attempts to collect such funds from the applicable Seller or Provider, and such funds remain available in the Transition Services Escrow Amount. This Section 5(h) shall not be construed as limiting Seller’s liability to Purchaser to such amounts as may remain in the Transition Services Escrow Amount. For purposes of clarity, Sellers may exercise their rights to draw down the Transition Services Escrow Amount in accordance with Section 2(g) to the extent that the draw down amounts exceed the value of any outstanding claims Purchaser may have at the time such Sellers’ right to draw down arises (for example, if Sellers are otherwise entitled to a draw down amount of [*], and Purchaser has outstanding claims under the Agreement in the amount of [*] at such time, then Sellers may draw down [*]).
[*]
     6. Disclaimer of Warranty
     There are no warranties, representations or conditions, express or implied, statutory or otherwise between the Parties under this Agreement except as specifically set forth in this Agreement and in any of the other Transaction Documents. EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES AND CONDITIONS NOT EXPRESSLY PROVIDED UNDER THE TRANSACTION DOCUMENTS, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OR CONDITION OF, NON-INFRINGEMENT, MERCHANTABILITY, FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE (EVEN IF ON NOTICE OF SUCH PURPOSE), CUSTOM OR USAGE IN THE TRADE.
     7. Confidentiality
     (a) Confidential Information
     Secret or confidential information, including any business, marketing, technical, scientific, manufacturing, financial, orders, forecasts, plans, design, drawings and specifications

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or other information of the Providers, Purchaser or their respective Affiliates (the “Disclosing Party”) which, at the time of disclosure, is designated as confidential (or like designation), is disclosed in circumstances of confidence, or would be understood by the Parties, exercising reasonable business judgment, to be confidential (“Confidential Information”) that is or has been provided to Purchaser, Providers or their respective Affiliates, as applicable (the “Receiving Party”), will be treated as confidential and not further disclosed, without the prior written consent of the Disclosing Party, except as provided in this Section 7. Notwithstanding the foregoing, “Confidential Information” shall not include (i) such information that is or becomes available to the general public through no fault of the Receiving Party or its Affiliates or any of their respective Representatives (as defined below), or (ii) such information that is or becomes available to the Receiving Party through other sources without restriction on disclosure or use, provided that the source of such information was not known to the Receiving Party, its Affiliates or their respective Representatives to be bound by a confidentiality agreement with the Disclosing Party, its Affiliates or their respective Representatives with respect to such information, or to be otherwise prohibited from furnishing or making available such information to the Receiving Party, its Affiliates or their respective Representatives by a contractual, legal or fiduciary obligation, or (iii) any information that the Receiving Party can establish that it, its Affiliates or its Representatives independently developed without reference to or use of any Confidential Information of the Disclosing Party or any derivative thereof. Notwithstanding the foregoing, (i) if any Receiving Party is served with a subpoena or other legal process (or a request from applicable regulators) requiring the production or disclosure of, or otherwise on the advice of its counsel is required by Law to disclose, any Confidential Information of the Disclosing Party, then the Receiving Party will, if permitted under applicable Law or legal process, promptly notify the Disclosing Party, and will in good faith attempt to permit the Disclosing Party at the Disclosing Party’s expense to intervene and contest such disclosure or production and, if such contest is unsuccessful, will disclose only that portion of the Disclosing Party’s Confidential Information as is necessary to comply with the applicable subpoena or other legal process, (ii) if the Receiving Party is a Joint Administrator, the Receiving Party shall be permitted to make any disclosure as may be necessary to comply with legal or other requirements, such as under the Statement of Insolvency Practice or any similar or equivalent practice requirements, or any practice as required by the Joint Administrator’s regulatory body as administrators of the TSA EMEA Sellers, or to comply with its duties and obligations as administrators of a TSA EMEA Seller, and (iii) if required under any Bankruptcy Proceeding, any Receiving Party shall be authorized to disclose Confidential Information to (A) any member of any committee of creditors which may include the holders of, or investment managers for holders of, equity or debt securities of the Main Sellers, including those of (x) the Official Committee of Unsecured Creditors in the Chapter 11 Cases and (y) the Ad-Hoc Committee of Bondholders in the Chapter 11 Cases and the CCAA Cases, (B) the United States Trustee for the District of Delaware in the Chapter 11 Cases, (C) any monitor, administrator, trustee or similar appointed official in any foreign proceedings, including (x) the Joint Administrators and (y) Ernst & Young Inc., as the court-appointed monitor in connection with the CCAA Cases, and with respect to each of the foregoing persons described in clauses (A), (B) or (C), any employees, agents, advisors (including attorneys, accountants, investment banks and consultants) and other representatives thereof or (D) as may otherwise be required under any Laws as may be applicable to the Sellers from time to time, any legal process before, or any order of, a Bankruptcy Court or any other court before which bankruptcy or insolvency proceedings related to the Sellers are held from time to time; provided, that if disclosure of Confidential Information of Purchaser or its Affiliates is made pursuant to clauses (A) or (C) above, such disclosure shall only be made by any Seller or Provider to Persons who are legally bound by confidentiality obligations comparable to those set forth in this Section.
     (b) Access to the Providers’ Information Systems
     The provision of certain Services will allow for Authorized Workers to access Providers’ Information Systems, and such access will be governed by the terms and conditions set forth in this Agreement, including Section 7, and in Exhibit D attached hereto. In the event that the provision of a Service requires the Providers’ employees to access Purchaser’s information systems, such access shall be granted and governed by reciprocal terms and conditions (i.e., reversing the identity of the parties in Exhibit D).
     (c) Non-Disclosure
     Subject to Section 7(a), Purchaser (if the Receiving Party is Purchaser or its Affiliate) and the Providers (if the Receiving Party is a Provider or its Affiliate) agree that such Receiving Party will (i) allow access to the Disclosing Party’s Confidential Information only to the directors, officers, employees, agents and contractors (“Representatives”) of the Receiving Party with a need to know such Confidential Information and (ii) take reasonable precautions to maintain the confidentiality of the Disclosing Party’s Confidential Information, which in no event will be less than those precautions that such Receiving Party employs to protect its own proprietary information. Confidential Information belonging to any Party that is not related to the Transactions or the provision of Services hereunder but is unintentionally disclosed to a Representative of the other Parties during the Term of this Agreement as an unintended result of the provision of the Services shall not be further disclosed by such Representative to any other Representative of such Receiving Party.
     8. Relationships Between the Parties
     Nothing in this Agreement shall cause the relationship between any Provider and any Recipient to be deemed to constitute a partnership or joint venture between them. No Provider and no Recipient shall have any authority, express or implied, to bind, commit or act as agent for the other in any way except as provided herein (including the Exhibits and Schedules hereto). Each Recipient and each Provider shall be responsible for the salaries, payroll taxes, severance costs and benefits of its own employees. Each of the Parties agrees that the provisions of this Agreement as a whole are not intended to, and do not, constitute control of other Parties or provide it with the ability to control such other Parties, and each Party hereto expressly disclaims any right or power under this Agreement to exercise any power whatsoever over the management or policies of any other Party. Nothing in this Agreement shall oblige any Party hereto to act in breach of the requirements of any Law applicable to it.
     9. Access and Cooperation
     (a) Access

     Purchaser shall, without charge, provide such reasonable access to its premises and/or personnel, and such reasonable assistance as may be required for the Providers to perform their obligations under this Agreement, to (i) the Providers, (ii) any Affiliate of the Providers and/or (iii) a third-party provider of the Services with whom the Providers have contracted for such Service, provided in all cases that such parties have agreed to confidentiality restrictions at least as rigorous as those required under Section 7. The Purchaser acknowledges that, especially at the outset of the Term, it will be important to afford the Sellers as much access as reasonably practicable to relevant Transferred Employees and Business NPWs. If any Party has access (either on-site or remotely) to any other Party’s computer systems and/or information stores in relation to the Services, such access shall be in accordance with Section 7(b). Each Party shall limit such access to those of its Representatives with a good faith need to have such access in connection with the Services and who, if required by the provisions of this Agreement, have been duly authorized or approved to have such access, and shall follow all of the other Parties’ security rules and procedures for restricting access to their computer systems. All user identification numbers and passwords disclosed by any Party to another Party and any information obtained by any Party as a result of such Party’s access to and use of another Party’s computer systems shall be deemed to be, and treated as, Confidential Information of the Disclosing Party hereunder in accordance with the provisions set forth in Section 7, with the same degree of care as such Receiving Party uses for its own information of a similar nature, but in no event a lower standard than a reasonable standard of care. The Providers and Purchaser shall cooperate in the investigation of any apparent unauthorized access to any computer system and/or information stores of any Party. These provisions concerning computer access shall apply equally to any access and use by a Party of another Party’s electronic mail system, electronic switched network, either directly or via a direct inward service access or calling card feature, data network or any other property, equipment or service of another Party, and any third-party software that may be accessible by any Party in connection with this Agreement.
     (b) Cooperation
     Each Party shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause its respective Affiliates and third-party service providers, to timely cooperate with the other Party in all matters relating to the provision and receipt of the Services, and shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing. Each Recipient, at its own cost, shall: (i) comply with its duties to cooperate as set forth in this Agreement or any subsequent Work Orders, (ii) notwithstanding any Provider’s obligation to provide any Services under this Agreement, use its reasonable endeavors to become self-sufficient in respect of the Services as soon as practical following the Closing, and (iii) comply with all reasonable operating standards and policies prescribed in writing by the other Party (acting reasonably) with respect to any Service, to the extent that such operating standards and policies are not otherwise in conflict with this Agreement.
     (c) Firewall Protection
     Prior to performance of certain Services, and/or in connection with the termination of Services hereunder, action may need to be taken to insulate the Providers’ or the Recipient’s, as applicable, and/or their respective Affiliates’ operations, assets, proprietary information, software, equipment or data from that of the other Parties (such insulation being referred to hereinafter as a “Firewall”). Each Party shall give notice to the other Parties indicating what aspects of the notifying Party’s business information, if any, need to be isolated, the nature of the activities necessary to accomplish such isolation and the expected time involved. Nothing in this Section 9 shall relieve the Parties of their obligations pursuant to this Agreement.
     10. Regulatory Matters
     The Sellers will reasonably cooperate with Purchaser and any regulatory authorities that supervise Purchaser in order to assist Purchaser in satisfying any regulatory requirements applicable to entities that provide services to Purchaser. To the extent that such cooperation necessitates a Change, it will be so treated pursuant to Section 5 of Schedule D (Governance).
     11. Assignment
[*]
     12. Force Majeure/Delay
     Except for the obligation to pay money, and notwithstanding any other provision of this Agreement, no Party will be responsible for delays in or suspension of performance caused by a Force Majeure Event that occurs after the date of this Agreement. Each Party shall use commercially reasonable efforts to remedy as soon as practicable the situation caused by such Force Majeure Event and remove, so far as possible and as soon as practicable, the cause of its inability to perform or comply. The affected Party will promptly notify the other Party, either orally or in writing, upon learning of the occurrence of such Force Majeure Event.
     13. Entire Agreement
     This Agreement (which includes all Work Orders, Schedules Exhibits, and any Annexes to Schedules), together with the ASA, the EMEA ASA and the other Transaction Documents set forth the understanding of the Parties relating to the subject matter hereof, and all prior or contemporaneous understandings and agreements, whether written or oral, among the Parties are superseded by this Agreement, the ASA, the EMEA ASA and the other Transaction Documents, and all such prior or contemporaneous understandings and agreements are hereby terminated.
     14. Conflicts
     To the extent the ASA or EMEA ASA, or any other document or other agreement executed in connection with the ASA or EMEA ASA, is in conflict with any term or provision of this Agreement with respect to any Service expressly described in an Exhibit, Schedule or Work Order, this Agreement will take precedence (except for the provisions contained in Section 5.28 of the Sellers Disclosure Schedule, which will take precedence). To the extent of any conflict between any Exhibit, Schedule and/or Work Order and any provision contained in the Terms and Conditions of this Agreement, the provision contained in the Terms and Conditions of this Agreement will take precedence to the extent of such conflict.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     15. Third-Party Rights
     The acknowledgements, rights, undertakings, representations or warranties contained in this Agreement and expressed to be for the benefit of the Joint Administrators or a Provider who is not a Seller (including without limitation by reference to such persons directly or indirectly by means of other defined terms) (collectively, the “Third Party Provisions”) shall inure to, are expressly intended to be for the benefit of, and shall be enforceable by, each of the Joint Administrators or the Providers who are not a Seller and their successors, permitted assigns or representatives (collectively, the “Third Party Beneficiaries”), as applicable, and shall be binding on the Purchaser and its successors and permitted assigns. In the event that the Third Party Beneficiaries seek to enforce the Third Party Provisions they shall: (A) first notify the Sellers that they intend to bring such claim; and (B) agree to notify the Sellers and liaise with the appropriate Sellers regarding the conduct of the claim and agree to adhere to any reasonable request of any Seller in relation to the conduct of those claims, save that any such Seller shall not prevent the claim being brought or require an unreasonable settlement of the claim. The Sellers shall use reasonable endeavours to co-ordinate multiple claims by Third Party Beneficiaries which arise out of the same circumstances or events.
     In the event that any Party or any of its successors or permitted assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (B) transfers all or a majority of its properties and assets to any Person, as permitted under this Agreement, then, and in each such case, proper provision shall be made so that the successors and permitted assigns of such Party, assume the obligations thereof contained in the Third Party Provisions or otherwise in this Agreement. Except as provided in this Section 15, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     16. Notices
     All legal notices and claims required or permitted to be given hereunder shall be in writing and shall be delivered to the Service Coordinators and, where the communication is to a Seller or Purchaser, in accordance with the notice provisions set forth in Section 11.7 of the ASA and Clause 17 of the EMEA ASA for the applicable Seller or Purchaser. All business and commercial notices, requests, instructions, demands or other communications shall be delivered to the Service Coordinators and any primes that may be listed in the appropriate Schedules.
     17. Counterparts
     This Agreement may be executed by the Parties hereto in one or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
     18. Amendment; Waiver
     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     19. Severability
     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     20. Survival
     Section 1 (Definitions), Section 2(i) (Intellectual Property, Technology, and Data) except Section 2(i)(iv)(a), Section 3(i) (Payment upon Termination of Agreement), Section 4(a) (Charges), Section 4(e) (Invoices), Section 4(f)(v), Section 5 (Indemnity and Disclaimer of Warranty) subject to the sixty (60) day timing limit in Section 5(f), Section 7 (Confidentiality), Section 14 (Conflicts), Section 16 (Notices) and Section 24 (Governing Law) shall survive any termination or expiration of this Agreement. Such sections shall also survive any termination of the ASA or the EMEA ASA.
     21. Certain Phrases; Calculation of Time; Consents and Approvals
     In this Agreement (a) the words “including” and “includes” mean “including (or includes) without limitation”, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Section, Exhibit and Schedule references are to the Sections, Exhibits and Schedules to this Agreement unless otherwise specified, and (c) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. If the last day of any such period is not a Business Day, such period will end on the next Business Day. Where any Party’s consent or approval is required by this Agreement, such Party shall not unreasonably delay or deny such consent or approval unless such consent or approval is expressly stated to be in such Party’s sole discretion. Words and abbreviations used herein which have well-known technical or trade meanings are used in accordance with such recognized meanings.

     22. Headings
     Headings contained in this Agreement are for reference purposes only. They shall not affect in any way the meaning or interpretation of this Agreement.
     23. Work Orders, Schedules and Exhibits
     All Work Orders, Schedules and Exhibits to this Agreement (together with any annexes to such Work Orders, Schedules and Exhibits) are incorporated into and are hereby made a part of this Agreement, including the following Exhibits and Schedules:

Exhibit A	IT Spaces
Exhibit B	Additional Employees
Exhibit C	Form of Work Order
Exhibit D	Access to Providers’ Information Systems
Exhibit E	Headcount Plan
Exhibit F	Product Volume Plan
Exhibit G	Object Code Licensed Software
Exhibit H	Purchaser Third Party Consents

Schedule B	Services
Schedule C	Service Levels
Schedule D	Governance
Schedule E	Charges
Schedule F	Migration
     24. Governing Law
     (a) Any questions, claims, disputes, remedies or Actions arising from or related to this Agreement, and any relief or remedies sought by any Parties, shall be governed exclusively by the Laws of the State of New York without regard to the rules of conflict of laws of the State of New York or any other jurisdiction; provided, however, that any questions, claims, disputes, remedies or Actions arising from or related to Sections 5(i), (j) and (k) and any questions, claims, disputes, remedies or Actions arising from or related to (i) the capacity of the Joint Administrators to act as agents of the TSA EMEA Sellers, (ii) the personal liability of the Joint Administrators, their firm, partners, employees, advisors, representatives or agents, (iii) their qualification to act as insolvency practitioners in accordance with Part XIII of the Insolvency Act, (iv) their appointment as joint administrators of the TSA EMEA Sellers and their status as such, or (v) the statutory duties of the Joint Administrators or the legal obligations solely in relation to the exercise of their powers, duties or functions as administrators of the TSA EMEA Sellers under the Insolvency Act or any other applicable legislation or statutory instrument, shall be governed by English law and subject to the exclusive jurisdiction of the English courts.
     (b) Except for questions, claims, disputes, remedies or actions arising from or related to items (i) through (v) of Section 24(a), which shall be subject to the exclusive jurisdiction of the English courts, all disputes under this Agreement, including with respect to the interpretation of any provision of the Agreement and with respect to the performance by Provider or Purchaser, shall be resolved in accordance with Section 9 of Schedule D (Governance)
     (c) The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Subject to the prior exhaustion of the escalation procedures set forth in Section 9(a) of Schedule D (Governance) it is accordingly agreed that, in addition to any other remedy available at Law, each of the Parties shall be entitled to seek equitable relief to prevent or remedy breaches of this Agreement, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance in respect of such breaches. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy. For clarity, the Parties agree that nothing in this paragraph shall be interpreted to increase the liability of any Party or other Person hereunder beyond the scope of the limitations set forth in this Agreement.
     (d) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 24(d).
     25. No Joint Liability
     Notwithstanding anything herein to the contrary, the obligations of each Seller hereunder shall be several and not joint. The failure of any Seller to provide, or to cause any Provider to provide, any Service hereunder shall not relieve any other Seller of its obligation to provide Services hereunder, and no Seller shall be responsible for the failure of any other Seller to provide the Services or Losses incurred by Purchaser, or any Affiliates thereof, as a result of or in connection with such failure.
     26. IT Spaces
     (a) Purchaser acknowledges that certain equipment (including but not limited to voice and data networking, and midrange computing) owned by the Providers or affiliates of Providers (the “NBS Equipment”) will remain at sites occupied by Recipients or tenants or subtenants of Recipients post-Closing (the “Equipment Premises”) during the Term and that the Providers’ employees and Providers’ Third Party contractors or service providers will utilize such equipment to fulfill the obligations of Sellers to Purchaser under this Agreement and to provide services to Sellers or affiliates of Sellers and Third Parties. Providers or affiliates of Providers shall retain title to the NBS Equipment and Purchaser and Recipients shall not sell, transfer, lease, mortgage, borrow against, pledge or otherwise transfer or create a legal or equitable interest by any Third Party in the NBS Equipment. At the end of the Term, Providers shall have a reasonable period and Recipients shall permit Providers to have reasonable access to the Equipment Premises to relocate the NBS Equipment.
     (b) The Providers’ employees and Providers’ Third Party contractors or service providers will have sole and exclusive access to the NBS Equipment and the space within the Equipment Premises where the NBS Equipment is located, including but not limited to wiring rooms, data centers, and other equipment rooms, as specified in Exhibit A (the “Equipment Rooms”), and shall be permitted uninterrupted access to the Equipment Rooms as necessary in order to maintain and operate the NBS Equipment as herein contemplated. It is understood and agreed that Recipients and its employees, agents, invitees (including building janitorial and maintenance workers), customers and guests shall not be permitted to access or use the NBS Equipment, except in the event of an emergency or in the presence of, and with the consent and assistance of, the Providers’ employees, subject to any security procedures which the Providers may from time to time reasonably require. Purchaser (a) shall use commercially reasonable efforts to ensure that the environment maintained in the Equipment Rooms, including the continued supply of any electricity, cleaning, heating, ventilation and air conditioning services in such areas, will at all times be substantially the same as such conditions exist as of the Closing Date, and (b) will not charge Providers rent or the cost of any building-supplied electricity, cleaning, heating, ventilation and air conditioning services. Recipients shall not be liable for any damage or loss to the NBS Equipment except to the extent such damage or loss is caused by the Recipients’ employees and agents.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NORTEL NETWORKS CORPORATION, on its own behalf and on behalf of the Other Sellers listed in Section 11.15(a)(i) of the Sellers Disclosure Schedule
By:	/s/ Anna Ventresca
	Name:	Anna Ventresca
	Title:	General Counsel-Corporate and Corporate Secretary

By:	/s/ John Doolittle
	Name:	John Doolittle
	Title:	Senior Vice-President, Finance and Corporate Services

NORTEL NETWORKS LIMITED, on its own behalf and on behalf of the Other Sellers listed in Section 11.15(a)(ii) of the Sellers Disclosure Schedule
By:	/s/ Anna Ventresca
	Name:	Anna Ventresca
	Title:	General Counsel-Corporate and Corporate Secretary

By:	/s/ John Doolittle
	Name:	John Doolittle
	Title:	Senior Vice-President, Finance and Corporate Services

NORTEL NETWORKS INC., on its own behalf and on behalf of the Other Sellers listed in Section 11.15(a)(iii) of the Sellers Disclosure Schedule
By:	/s/ Anna Ventresca
	Name:	Anna Ventresca
	Title:	Chief Legal Officer

[Signature page to Transition Services Agreement]

NORTEL NETWORKS UK LIMITED (in administration) by Alan Bloom, as Joint Administrator (acting as agent only and without any personal liability whatsoever)
By:	/s/ Alan Bloom
	Name:	Alan Bloom
	Title:	Joint Administrator

NORTEL NETWORKS (IRELAND) LIMITED (in administration) by Alan Bloom, as Joint Administrator (acting as agent only and without any personal liability whatsoever)
By:	/s/ Alan Bloom
	Name:	Alan Bloom
	Title:	Joint Administrator

Signed in his own capacity and for and on behalf of the Joint Administrators without personal liability and solely for the benefit of the provisions of this Agreement expressed to be conferred on or given to the Joint Administrators:

By:	/s/ Alan Bloom
	Name:	Alan Bloom
	Title:	Joint Administrator

CIENA CORPORATION
By:	/s/ Gary B. Smith
	Name:	Gary B. Smith
	Title:	President and Chief Executive Officer

By:	/s/ David M. Rothenstein
	Name:	David M. Rothenstein
	Title:	Senior Vice President, General Counsel and Secretary
[Signature Page to Transition Services Agreement]